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                                                                     EXHIBIT 4.7
                                 AMENDMENT NO. 1
                                       TO
                        THE 1998 LONG TERM INCENTIVE PLAN
                                       OF
                           THE COOPER COMPANIES, INC.

     WHEREAS, The Cooper Companies, Inc. (the "Company") has adopted The 1998 Long Term Incentive Plan of The Cooper Companies, Inc. (the "Plan"); and

     WHEREAS, Section 12 of the Plan permits the Board of Directors of the Company to amend the Plan, subject to certain limitations; and

     WHEREAS, the Board of Directors of the Company desires to amend the Plan in certain respects;

     NOW, THEREFORE, the Plan is hereby amended as follows:

     FIRST: The Second Paragraph of Section 12 of the Plan is hereby amended by inserting the following sentence at the end of the paragraph: "Except for adjustments permitted under Section 3 of the Plan, there will be no repricing of "underwater" stock options (stock options whose exercise price is greater than market price) without first obtaining stockholder approval."

     SECOND: The provisions of this Second Paragraph shall be effective as of April 2, 1998.

     THIRD: Except to the extent herein above set forth, the Plan shall remain in full force and effect.

     IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Amendment No. 1 to the Plan to be executed by a duly authorized officer of the Company as of April 2, 1998.

                                   THE COOPER COMPANIES, INC.

                                   By:        /s/ Carol R. Kaufman
                                            ----------------------------
                                              Carol R. Kaufman

                                   Title:    Vice President of Legal Affairs




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